NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479

COLUMBUS MCKINNON REPORTS 73% GROWTH IN NET INCOME ON 15% INCREASE IN SALES FOR
        SECOND QUARTER FISCAL 2005, INCOME FROM OPERATIONS INCREASES 38%


AMHERST, N.Y., October 26, 2004 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer and manufacturer of material handling products, today reported net sales increased $16.1 million, or 15% to $122.7 million for its fiscal 2005 second quarter, which ended October 3, 2004. Net sales were $106.6 million in last year's second quarter.


Columbus McKinnon's net income for the second quarter of fiscal 2005 increased 73% to $2.6 million, or $0.18 per diluted share, up $1.1 million, or $0.08 per diluted share, from the same period last year. Net income for the second quarter fiscal year 2004 was $1.5 million, or $0.10 per diluted share.

HIGHLIGHTS OF THE QUARTER
-------------------------
o Both business segments, Products and Solutions, had mid-teen growth in sales

o    Gross margin improved to 24.4% compared with 23.5% in the prior year

o    Selling, general and administrative expenses held at 16% of sales

o Net income benefited from a lower tax rate and income from discontinued operations

o Inventory turns improved to 5.0X from 4.4X in the prior year's second quarter

o    Debt to total capitalization improved to 80.9% from 83.5%

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "We continue to see strengthening demand for our products and services as U.S. industrial capacity utilization has trended upward from a low of 72% in May of 2003 to its current level of 76%. Columbus McKinnon's improved operating leverage is evident as a result of our strengthened sales. Our efforts to reduce costs, effect lean manufacturing techniques and rationalize operations are paying off. Continued growth in sales should translate to even greater margin improvement over time."

Net income for this quarter included $0.2 million of income from discontinued operations. This was cash received as principal repayments on a note receivable held by the Company from the sale of our Automatic Systems, Inc. business recorded in March 2002. The note is fully reserved, and principal payments of $0.2 million are due quarterly through May 2012.

SECOND QUARTER REVIEW
---------------------
Growth in sales of $16.1 million for the second quarter of fiscal 2005 compared with the second quarter of 2004 was driven by the improving industrial economy and higher end-user demand for CM products world-wide. Currency translation provided a $2.2 million positive adjustment to this year's second quarter, while last year's second quarter had the benefit of $1.9 million in sales from previously owned businesses. When adjusted for both currency and divestitures, net sales grew 14.8%.

Gross margin improved in the second quarter of 2005 to 24.4% when compared with 23.5% in the prior year as a result of higher sales and improved operating efficiencies. On a sequential basis, gross margin declined from 25.9% in the first quarter of fiscal 2005 primarily because of product and service contract mix in certain businesses, which had lower margins and, to a lesser extent, due to an increased reserve for product liability. Increased steel costs were mostly passed on to customers in the form of price increases or surcharges. Any steel costs that were not passed on did not materially impact the gross margin.

Selling, general and administrative (SG&A) expenses increased $2.5 million from last year's second quarter as a result of increased costs associated with currency translations of approximately $0.5 million, implementation of Sarbanes Oxley requirements, higher incentive compensation accruals related to improved performance, and higher commissions on higher sales. Sequentially from the first quarter of fiscal 2005, SG&A expenses were relatively flat.

Lower interest expense in last year's second quarter reflects the reversal of $1.1 million in previously accrued payment-in-kind interest charges, upon our July 2003 refinancing. The current quarter's interest charges, in line with the first quarter of fiscal 2005, are more reflective of the expected levels of interest expense for fiscal 2005.

The effective tax rate for the second quarter of 2005 was 29.2% compared with 46.2% last year. This quarter's income tax expense was favorably impacted by the use of $1.1 million in U.S. Federal income tax net operating loss carryforward benefits in the quarter, or $0.03 per diluted share. Compared with the first quarter of fiscal 2005, the effective tax rate increased from 17.8% because of the higher proportion of non-U.S. taxable income to U.S. taxable income.

Working capital requirements in the second quarter of fiscal 2005 were higher when compared with 2004 as a result of the timing of payments on accrued liabilities and increased inventory. Higher inventory levels reflect the combination of an increased level of sales and expanded safety stock of raw materials, specifically steel.

During the quarter,  we repurchased  approximately  $5.6 million in subordinated
debt  with  excess  cash  from  operations.   Certain  covenants   restrict  our
flexibility to make such repurchases.

SIX-MONTH REVIEW
----------------
Net sales for the first six months of fiscal 2005 were $244.4 million, an increase of 14.6% reflecting an improved industrial economy and price increases, as previously mentioned for the three-month period. Net income for the first half of fiscal 2005 of $6.0 million, or $0.41 per diluted share, was up almost three-fold as a result of stronger margins, lower interest and debt expense and reduced restructuring charges. Year-to-date income tax expense was favorably impacted by the use of $2.7 million in U.S. Federal income tax net operating loss carryforward benefits, or $0.06 per diluted share.

OUTLOOK
-------
Mr. Tevens commented, "The combination of improving demand and increased prices should result in continued comparable growth although its magnitude may be less as we move into the latter half of fiscal 2005 given the trend in strengthened sales that began in the last half of fiscal 2004. We have seen bookings growth in excess of 20% through August and September and high single digit growth thus far in October."

He continued, "We believe we are effectively handling the rising price environment of raw materials, especially steel, which makes up about 10% of our cost of products sold. We are strengthening our non-strategic operations to improve their value for sale and are employing continuous improvements within all of our operations. As revenue continues to grow, our operating leverage should continue to expand our operating margins closer to historical levels. However, we continue to remain cautious as external forces, including the price of oil and potentially increasing interest rates, may negatively affect the general domestic and international industrial economies."

PRODUCTS SEGMENT
----------------
Products segment sales, which represent 89% of Columbus McKinnon's consolidated net sales, increased 15% in the second quarter of fiscal 2005 to $109.0 million compared with $94.6 million in the same period last year. Gross margin for this segment was 25.5% in the reported period compared with 25.0% in last year's second quarter and compared with 26.9% in the first quarter of fiscal 2005. The first quarter of fiscal 2005 had higher gross margins than the second quarter due to the mix in products and contracts, the variance in vacation days from quarter to quarter and additional costs for product liability in the second quarter. The operating margin before amortization and restructuring charges was 8.9% for this reporting period, up from 8.5% in the fiscal 2004 second quarter and down from 10.1% in the first quarter this year for the previously noted reasons.

Backlog for the Products segment was $47.2 million at October 3, 2004. This level is relatively flat with backlog of $46.8 million at September 28, 2003, but up $1.8 million from backlog at July 4, 2004. Excluding the backlog associated with divested business from the September 28, 2003 backlog, the Products segment backlog was up $7.1 million from last year, or 18%. The cycle time for this segment to convert backlog to sales can range from days to several months.

SOLUTIONS SEGMENT
-----------------
Net sales for this segment were $13.7 million in the fiscal 2005 second quarter, up $1.7 million, or 14%, from sales of $12.0 million in the same period last year. Gross margin was 15.6% compared with 11.8% last year, and operating margin before amortization and restructuring charges was 3.4% for this reported period compared with a 1.9% loss in last year's second quarter. Compared with the first quarter of fiscal 2005, gross margin declined from 16.8% because of the normal summer shutdown of our European conveyor business, while operating margin improved from 2.6%.

Backlog for the Solutions segment at October 3, 2004 was $20.6 million, up from backlog of $10.3 million at September 28, 2003 and $18.2 million at July 4, 2004. The higher backlog includes additional contracts at our European conveyor business. For this segment, the cycle time for backlog to convert to sales can range from one to six months, on average.

ABOUT COLUMBUS MCKINNON
-----------------------
Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at .

TELECONFERENCE/WEBCAST
----------------------
A teleconference and webcast have been scheduled for October 26, 2004 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
HTTP://WWW.CMWORKS.COM.

An audio recording of the call will be available two hours after its completion and until December 27, 2004 by dialing 1-866-442-2093.

Alternatively, you may access an archive of the call until December 27, 2004 on Columbus McKinnon's web site at: HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.


SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability of the Company to sell less synergistic assets, the likelihood that the Company can utilize its NOLs, the effect of operating leverage, the pace of bookings relative to shipments, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
                                                                  THREE MONTHS ENDED
                                                         OCTOBER 3,         SEPTEMBER 28,
                                                            2004                2003              CHANGE
                                                            ----                ----              ------
NET SALES                                               $     122,711       $     106,584           15.1%
Cost of products sold                                          92,768              81,517           13.8%
                                                        ---------------------------------
Gross profit                                                   29,943              25,067           19.5%

   Gross profit margin                                          24.4%               23.5%
Selling, general and administrative expense                   19,787               17,248           14.7%
Restructuring charges                                            184                  574          -67.9%
Amortization                                                      76                   78           -2.6%
                                                        ---------------------------------
INCOME FROM OPERATIONS                                         9,896                7,167           38.1%
                                                        ---------------------------------
Interest and debt expense                                      7,141                5,730           24.6%
Other                                                           (607)              (1,353)         -55.1%
                                                        ---------------------------------
Interest and other (income) expense net                        6,534                4,377           49.3%
                                                        ---------------------------------
Income from cont. ops. before income tax expense               3,362                2,790           20.5%
Income tax expense                                               982                1,290          -23.9%
                                                        ---------------------------------
Income from cont. ops.                                         2,380                1,500           58.7%
Income from disc. ops.                                           214                    -
                                                        ---------------------------------
NET INCOME                                              $      2,594        $       1,500           72.9%
                                                        =================================

Average basic shares outstanding                              14,585               14,549            0.2%
Basic income per share:
   Continuing operations                                $       0.17        $        0.10           70.0%
   Discontinued operations                                      0.01                    -
                                                        ---------------------------------
   Net Income                                           $       0.18        $        0.10           80.0%
                                                        =================================

Average diluted shares outstanding
                                                              14,800               14,549            1.7%
Diluted income per share:
   Continuing operations                                $       0.17        $        0.10           70.0%
   Discontinued operations                                      0.01                    -
                                                        ---------------------------------
   Net Income                                           $       0.18        $        0.10           80.0%
                                                        =================================



                               COLUMBUS MCKINNON CORPORATION
                               CONSOLIDATED INCOME STATEMENTS
                                                                     (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
                                                                  SIX MONTHS ENDED
                                                                  ----------------
                                                          OCTOBER 3,        SEPTEMBER 28,
                                                             2004               2003               CHANGE
                                                             ----               ----               ------

NET SALES                                               $     244,369       $     213,159           14.6%
Cost of products sold                                         182,975             162,194           12.8%
                                                        ---------------------------------
Gross profit                                                   61,394              50,965           20.5%

   Gross profit margin                                          25.1%               23.9%
Selling, general and administrative expense                    39,972              34,937           14.4%
Restructuring charges                                             217               1,375          -84.2%
Amortization                                                      153                 220          -30.5%
                                                        ---------------------------------
INCOME FROM OPERATIONS                                         21,052              14,433           45.9%
                                                        ---------------------------------
Interest and debt expense                                      14,189              15,402           -7.9%
Gain on sale of real estate                                         -              (3,062)        -100.0%
Other                                                            (589)             (1,385)         -57.5%
                                                        ---------------------------------
Interest and other (income) expense net                        13,600              10,955           24.1%
                                                        ---------------------------------
Income from cont. ops. before income tax expense                7,452               3,478          114.3%
Income tax expense                                              1,710               1,479           15.6%
                                                        ---------------------------------
Income from cont. ops.                                          5,742               1,999          187.2%
Income from disc. ops.                                            214                   -
                                                        ---------------------------------
NET INCOME                                              $       5,956       $       1,999          197.9%
                                                        =================================

Average basic shares outstanding
                                                               14,581              14,544            0.3%
Basic income per share:
   Continuing operations                                $        0.40       $        0.14          185.7%
   Discontinued operations                                       0.01                   -
                                                        ---------------------------------
   Net Income                                           $        0.41       $        0.14          192.9%
                                                        =================================

Average diluted shares outstanding
                                                               14,698              14,544            1.1%
Diluted income per share:
   Continuing operations                                $        0.40       $        0.14          185.7%
   Discontinued operations                                       0.01                   -
                                                        ---------------------------------
   Net Income                                           $        0.41             $  0.14          192.9%
                                                        =================================




                                  COLUMBUS MCKINNON CORPORATION
                                   CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)                                                                 (AUDITED)
                                                     OCTOBER 3, 2004        MARCH 31, 2004
                                                    ---------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents                        $           9,883     $          11,101
   Trade accounts receivable                                   84,464                84,374
   Unbilled revenues                                            7,477                 5,160
   Inventories                                                 74,850                69,119
   Net assets held for sale                                     2,490                 2,790
   Prepaid expenses                                            14,156                15,486
                                                    ---------------------------------------
     Total current assets                                     193,320               188,030
                                                    ---------------------------------------

Net property, plant, and equipment                             56,447                58,773
Goodwill and other intangibles, net                           192,355               192,963
Marketable securities                                          22,982                25,355
Deferred taxes on income                                        5,113                 6,388
Other assets                                                    1,902                 1,854
                                                    ---------------------------------------
TOTAL ASSETS                                        $         472,119     $         473,363
                                                    =======================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                           $           5,125     $           5,471
   Trade accounts payable                                      25,534                30,076
   Accrued liabilities                                         47,617                48,416
   Restructuring reserve                                          361                   561
   Current portion of long-term debt                           10,595                 2,205
                                                    ---------------------------------------
Total current liabilities                                      89,232                86,729
                                                    ---------------------------------------

Senior debt, less current portion                             120,075               121,603
Subordinated debt                                             158,552               164,131
Other non-current liabilities                                  34,622                37,922
                                                    ---------------------------------------
Total liabilities                                             402,481               410,385
                                                    ---------------------------------------

Shareholders' equity:
   Common stock                                                   149                   149
   Additional paid-in capital                                 103,760               103,914
   Accumulated deficit                                        (19,398)              (25,354)
   ESOP debt guarantee                                         (4,830)               (5,116)
   Unearned restricted stock                                      (23)                  (39)
   Accumulated other comprehensive loss                       (10,020)              (10,576)
                                                    ---------------------------------------
Total shareholders' equity                                     69,638                62,978
                                                    ---------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $         472,119     $         473,363
                                                    =======================================



                                                        COLUMBUS MCKINNON CORPORATION
                                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                     (UNAUDITED)
(IN THOUSANDS)
                                                                SIX MONTHS ENDED
                                                    ----------------------------------------
                                                     OCTOBER 3, 2004     SEPTEMBER 28, 2003
                                                    ---------------------------------------

OPERATING ACTIVITIES:
Income from continuing operations                   $           5,742     $           1,999

Adjustments to reconcile income from continuing
  operations to net cash (used in)
  provided by operating activities:
   Depreciation and amortization                                4,652                 5,375
   Deferred income taxes                                        1,275                   626
   Gain on sale of real estate/investments                          -                (3,282)
   Other                                                          655                   192
   Changes in operating assets and liabilities:
      Trade accounts receivable                                   578                 5,225
      Unbilled revenues and excess billings                    (2,175)                 (970)
      Inventories                                              (5,257)                6,863
      Prepaid expenses                                          1,342                (1,596)
      Other assets                                               (135)                 (241)
      Trade accounts payable                                   (4,718)               (3,469)
      Accrued and non-current liabilities                      (4,781)               13,843
                                                      -------------------------------------
Net cash (used in) provided by operating activities            (2,822)               24,565
                                                      -------------------------------------

INVESTING ACTIVITIES:
Sale (purchase) of marketable securities, net                   1,991                  (811)
Capital expenditures                                           (1,948)               (2,094)
Proceeds from net assets held for sale                            300                 3,282
                                                      -------------------------------------
Net cash provided by investing activities                         343                   377
                                                      -------------------------------------

FINANCING ACTIVITIES:
Net borrowings (payments) under revolving
line-of-credit agreements                                       8,036                (1,418)
Repayment of debt                                              (7,173)             (123,878)
Proceeds from issuance of long-term debt                            -               115,000
Deferred financing costs incurred                                 (11)               (4,011)
Other                                                             286                   294
                                                      -------------------------------------
Net cash provided by (used in) financing activities             1,138               (14,013)
                                                      -------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (91)                  298
                                                      -------------------------------------
Net cash (used in) provided by continuing operations           (1,432)               11,227
NET CASH PROVIDED BY DISCONTINUED OPERATIONS                      214                     -
Net change in cash and cash equivalents                        (1,218)               11,227
Cash and cash equivalents at beginning of year                 11,101                 1,943
                                                      -------------------------------------
Cash and cash equivalents at end of period            $         9,883     $          13,170
                                                      =====================================



                                                                    COLUMBUS MCKINNON CORPORATION
                                                                        BUSINESS SEGMENT DATA
($ IN THOUSANDS)
                                                  PRODUCTS                  SOLUTIONS           CONSOLIDATED
                                                  --------                  ---------           ------------

QUARTER ENDED OCTOBER 3, 2004
 Net sales                                        $108,981                  $ 13,730            $   122,711
 Gross profit                                       27,805                     2,138                 29,943
    Margin                                           25.5%                     15.6%                  24.4%
 Income from operations before amortization
 and restructuring charges                           9,683                       473                 10,156
    Margin                                            8.9%                      3.4%                   8.3%


QUARTER ENDED SEPTEMBER 28, 2003
 Net sales                                       $  94,571                  $ 12,013            $   106,584
 Gross profit                                       23,654                     1,413                 25,067
    Margin                                           25.0%                     11.8%                  23.5%
 Income from operations before amortization
 and restructuring charges                           8,051                      (232)                 7,819
    Margin                                            8.5%                    (1.9)%                   7.3%



SIX MONTHS ENDED OCTOBER 3, 2004
 Net sales                                       $217,538                   $ 26,831            $   244,369
 Gross profit                                      57,050                      4,344                 61,394
    Margin                                          26.2%                      16.2%                  25.1%
 Income from operations before amortization
 and restructuring charges                         20,604                        818                 21,422
    Margin                                           9.5%                       3.0%                   8.8%


SIX MONTHS ENDED SEPTEMBER 28, 2003
 Net sales                                       $186,528                   $ 26,631            $   213,159
 Gross profit                                      47,373                      3,592                 50,965
    Margin                                          25.4%                      13.5%                  23.9%
 Income from operations before amortization
 and restructuring charges                         16,199                       (171)                16,028
    Margin                                           8.7%                     (0.6)%                   7.5%



                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA

                                           OCTOBER 3, 2004    SEPTEMBER 28, 2003
                                           ---------------    ------------------

BACKLOG (IN MILLIONS)
   Products segment                           $ 47,194             $ 46,793
   Solutions segment                          $ 20,647             $ 10,262


TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                         62.7                 64.5

INVENTORY TURNS PER YEAR
   (based on cost of products sold)               5.0x                 4.4x

TRADE ACCOUNTS PAYABLE
   days payables outstanding                      25.0                 29.1

DEBT TO TOTAL CAPITALIZATION PERCENTAGE          80.9%                83.5%






                       SHIPPING DAYS BY QUARTER

                 Q1          Q2         Q3          Q4
                 --          --         --          --
FY05             65          63         58          63
FY04             62          63         60          66










                                                          #####